Exhibit 8.2

Date: August 20, 2018

To: China Xiangtai Food Co., Ltd.

Xinganxian Plaza, Building B, Suite 21-1, Lianglukou,

Yuzhong District 400800, Chongqing, People’s Republic of China

Re: PRC Legal Opinion on Certain PRC Legal Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal Opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC counsel to China Xiangtai Food Co., Ltd. (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), relating to the initial public offering (the “Offering”) by the Company of its Ordinary Shares (the “Ordinary Shares”) and listing of the Company’s Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”). We have been requested to give this Opinion as to the matters set forth below.

A.       Definitions

As used herein, the following terms are defined as follows:

(a)	“Control Agreements” means the contracts and agreements set forth in Appendix II hereto;

(b)	“CQ Penglin” means Chongqing Penglin Food Co., Ltd. (in Chinese “重庆鹏霖食品有限公司”);

(c)	“GA Yongpeng” means Guangan Yongpeng Food Co., Ltd. (in Chinese “广安勇鹏食品有限公司”);

(d)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

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(e)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(f)	“Intellectual Property” means, collectively, on a worldwide basis, all of the following types of intangible assets: (1) patents and applications therefor, (2) trade secrets, (3) database rights, industrial designs, copyrights, copyright registrations and applications therefor, works of authorship, and all other rights corresponding thereto throughout the world, (4) trade names, trade dress, trademarks, domain names, and service marks and registrations and applications therefor, (5) industrial designs and any registrations and applications therefor throughout the world, (6) intellectual property rights in software, (7) any similar, corresponding or equivalent rights to any of the foregoing, and (8) all joint or partial interests in any of the foregoing;

(g)	“PM Supermarket” means Chongqing Pengmei Supermarket Co., Ltd. (in Chinese “重庆鹏美超市有限公司”);

(h)	“PRC” means the People’s Republic of China excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province;

(i)	“PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this Opinion;

(j)	“PRC Group Entities” means the entities listed in Appendix I hereto (each a “PRC Group entity”, collectively “PRC Group Entities”);

(k)	“SAFE” means State Administration of Foreign Exchange.

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(l)	“SAFE Rules and Regulations” mean any and all foreign exchange laws of the PRC including without limitation the Circular of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Administration of Investments and Financings and Return Investments by Onshore Residents Utilizing Offshore Special Purpose Companies issued by SAFE on July 4, 2014 (the “Circular 37”);

(m)	“WFOE” means Chongqing Jinghuangtai Business Management Consulting Co., Ltd. (in Chinese “重庆精煌泰企业管理咨询有限公司”).

B.       PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C.       Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

A company search conducted in the Companies Registry of the PRC (the "Companies Registry") is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

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For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(f)	that there has been no change in the information contained in the latest records of the Company under the Companies Registry made up to the issuance of this opinion.

D.       Opinions

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)	Each of the PRC Group Entities listed in Appendix I has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. According to applicable PRC Laws, the registered capital only needs to be subscribed when registered at the competent Government Agency, and shall be fully paid before the date as specified in articles of association. To the best of our knowledge after due inquiries, the registered capital of each of the PRC Group Entities has been fully paid in accordance with its articles of association and applicable PRC Laws. All the equity interest in the registered capital of each of the PRC Group Entities is owned by its shareholders currently registered with the competent administration of industry and commerce. The current articles of association and the business license of each of the PRC Group Entities comply with applicable PRC Laws and are in full force and effect.

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(ii)	Appendix II sets forth a true, complete and correct list of all the current contractual arrangements and its amendments (the “Control Agreements”). Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRC Laws or any business license, articles of association, approval certificate or other constitutional documents (if any) of any of PRC group Entity. No further Governmental Authorizations are required under the applicable PRC Laws in connection with the Control Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are not in contrary to the restrictions placed on foreign ownership and investments in the PRC.

(iii)	The corporate and ownership structure of the PRC Group Entities as described in the Registration Statement, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect.

(iv)	To the best of our knowledge after due inquiries, none of the PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Group Entities.

(v)	To the best of our knowledge after due inquiries, except as otherwise disclosed under “Legal Proceedings” in the Registration Statements, there are no other legal, governmental, administrative or arbitrative proceedings, actions, proceedings, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any PRC Group Entity.

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(vi)	To the best of our knowledge after due inquiry, each of the PRC Group Entities has filed all national, provincial and local tax returns that are required to be filed or has requested extensions thereof under applicable PRC Laws and has paid all taxes required to be paid by it, except as otherwise would not have a material adverse effect. All national, provincial and local tax waivers, tax holiday, tax relief, concession and preferential treatment held by the PRC Group Entities are valid, binding and enforceable and are in compliance with PRC Laws in material respects.

(vii)	There might be certain tax obligations for indirect transfer pursuant to Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (“Announcement 37”) and Announcement on Several Issues Concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”). China Meitai Food Co., Ltd., a non-resident foreign enterprise of China and a greater than 50% shareholder of the Company, may have a tax liability to pay PRC corporate income tax to the applicable PRC tax authorities in respect of a transfer of equity interests in the Company between China Meitai Food Co., Ltd. and other shareholders of the Company because the transfer may be deemed as an indirect transfer of assets of PRC entities under Circular 7. If China Meitai Food Co., Ltd. refuses to make the necessary tax declaration, makes a false tax declaration, or fails to pay or underpays the amount of tax payable required by tax authorities, it would be, pursuant to Circular 7 and Law of the People's Republic of China on the Administration of Tax Collection (Revision 2015), liable to be subjected to a corporate income tax of 25% , penalties for late payment and a fine of not less than 50 percent but not more than five times the amount of unpaid taxes.

Except the aforementioned possible tax obligations, no transaction or stamp tax, duty or similar tax, or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of the PRC Group Entities to any Governmental Agency in connection with (A) the creation, issuance, sale and delivery of the Ordinary Shares, (B) the listing and trading of the Ordinary Shares as contemplated under the Registration Statement, or (C) the holding, sale, delivery and transfer of the Ordinary Shares, the underwriter warrant and shares to be issued underlying the underwriter warrant outside the PRC. Unless otherwise disclosed in the Registration Statement, if any, any dividends or distributions made by the Company to holders or beneficial owners of the Ordinary Shares will not be subject to any PRC withholding tax or PRC tax of any other nature, and a holder or beneficial owner of the Ordinary Shares will not be subject to any PRC transaction tax, stamp duty or similar tax or duty or any PRC withholding tax or other PRC taxes of any nature in connection with the receipt of any dividends or distributions on Ordinary Shares, provided that the holder or beneficial owner is not subject to PRC tax by reason of citizenship, permanent establishment or residence, or otherwise subject to PRC taxes imposed on or measured by net income or net profits (and to the extent not granted an exemption or other relief under any applicable double-tax treaty).

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(viii)	On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders, as the Company acquired contractual control rather than equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the distribution and the listing and trading of the Ordinary Shares on the Nasdaq.

(ix)	Unless otherwise disclosed in the Registration Statement, if any, each PRC Group Entities has completed all relevant registration, reporting, filing and other procedures required in all material aspect under applicable SAFE Rules and Regulations. The principal shareholders hold shares in the Company and who are known to us as not being PRC residents are not required to complete the foreign exchange registrations required in connection with the recent corporate restructuring. The Company was originally incorporated by a United States citizen, which resulted in the WFOE as not being classified as a round-tripping enterprise under the SAFE Rules and Regulations. Also, the current beneficial owner of the Company’s majority shareholder is a Canadian citizen. Accordingly, the PRC residents presently holding direct or indirect interests in the Company before the Offering are not able to register their interests in the Company pursuant to the SAFE Rules and Regulations. However, in the event any of these PRC shareholders or beneficial owners are deemed not have complied with the SAFE Rules and Regulations in the future, they may be warned and/or fine a sum not excessing RMB50,000 per each. There are no material adverse implications or effect on the Company and/or the PRC Group Entities whatsoever.

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(x)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(xi)	The statements set forth in the Registration Statement under the heading “Risk Factors”, “Corporate History and Structure”, “Regulation”, “People’s Republic of China Taxation”, and “Enforceability of Civil Liabilities”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

E.       Certain Limitations and Qualifications

(a)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

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This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Sincerely yours,

AllBright Law Offices

Steve Zhu

Attorney at Law/Senior Partner

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Appendix I PRC Group Entities

1.	Chongqing Jinghuangtai Business Management Consulting Co., Ltd. (in Chinese “重庆精煌泰企业管理咨询有限公司”);

2.	Chongqing Penglin Food Co., Ltd. (in Chinese “重庆鹏霖食品有限公司”);

3.	Guangan Yongpeng Food Co., Ltd. (in Chinese “广安勇鹏食品有限公司”);

4.	Chongqing Pengmei Supermarket Co., Ltd. (in Chinese “重庆鹏美超市有限公司”)

5.	Beibei Branch of Chongqing Pengmei Supermarket Co., Ltd. (in Chinese “重庆鹏美超市有限公司北碚分公司”)

6.	Nan’an Branch of Chongqing Pengmei Supermarket Co., Ltd. (in Chinese “重庆鹏美超市有限公司南岸分公司”)

Appendix II Control Agreements

1.	Technical Consultation and Service Agreement by and among WFOE and CQ Penglin, dated October 9, 2017

2.	Business Cooperation Agreement by and between WFOE and CQ Penglin, dated October 9, 2017

3.	Equity Pledge Agreement by and among WFOE, CQ and each of its participating shareholders, dated October 9, 2017 and February 25, 2018, respectively

4.	Equity Option Agreement by and among WFOE, Domestic Enterprise and each of its participating shareholders, dated October 9, 2017 and February 25, 2018, respectively

5.	Voting Rights Proxy and Financial Supporting Agreement by and among WFOE, Domestic Enterprise and each of its participating shareholders, dated October 9, 2017 and February 25, 2018, respectively

6.	Amendment to Business Cooperation Agreement by and between WFOE and CQ Penglin, dated February 25, 2018

7.	Amendment to Technical Consultation and Service Agreement by and between WFOE and CQ Penglin, dated February 25, 2018